Exhibit 99.2

Houston Wire & Cable Company Authorizes Stock Buyback Program

Houston, TX—March 13, 2014 – Houston Wire & Cable Company (NASDAQ: HWCC) today announced that its Board of Directors has approved a stock buyback program effective Monday, March 17, 2014.  Under the program, the Company is authorized to purchase up to $25 million of its outstanding shares of common stock from time to time, depending on market conditions, trading activity, business conditions and other factors.

Any purchases under the program may be made on the open market or in block trades or privately negotiated transactions.  Shares of stock purchased under the program will be held as treasury shares.

About the Company

With 39 years of experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include: continuous and interlocked armor cable; control and power cable; electronic wire and cable; flexible and portable cords; instrumentation and thermocouple cable; lead and high temperature cable; medium voltage cable; premise and category wire and cable; primary and secondary aluminum distribution cable; wire rope and wire rope slings, as well as synthetic slings, chain, shackles and other related hardware. We also offer private branded products including our proprietary brand, LifeGuard™, a low-smoke, zero-halogen cable. Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

To obtain additional information, visit our website at www.houwire.com.

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com